Shawn F. Hackman, a P.C.
3360 West Sahara Avenue, Suite 200
Las Vegas, Nevada 89102


July 22, 1999

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Hiking Adventures, Inc.

Dear Sir/Madame:

     We have acted as counsel to Hiking Adventures, Inc., a Nevada corporation ("Company"), in connection with its on Form 10-SB.

     In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

     Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,


                                   /s/  Shawn F. Hackman
                                   Shawn F. Hackman, Esq.